UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.   20549

                                 FORM 8-K
                              CURRENT REPORT
                           ____________________

REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                     DATE OF REPORT:  OCTOBER 2, 1997

                     COMMISSION FILE NUMBER:  1-8782

                           GLEASON CORPORATION
          (Exact name of registrant as specified in its charter)

                 DELAWARE                       16-1224655
     (State or other jurisdiction of        (I.R.S. Employer
     incorporation or organization)         Identification No.)

            1000 University Avenue, Rochester, New York  14692
        (Address of principal executive offices)        (Zip Code)

   Registrant's telephone number, including area code:  (716) 473-1000

                           ____________________

                                  - 2 -
Item 5.  Other Events.

     Pfauter Acquisition. On July 31, 1997 the Company completed its acquisition of The Hermann Pfauter Group ("Pfauter"), including, among other operations, Hermann Pfauter GmbH & Co., a worldwide leader in cylindrical gear production equipment based in Ludwigsburg, Germany, and Pfauter-Maag Cutting Tools ("Pfauter-Maag"), a leading cutting tool manufacturer based in Rockford, Illinois. Pfauter was founded in 1900 and has major operations in Germany, Italy and the United States.

     The Pfauter acquisition positions the Company to be a worldwide leader in gear production equipment and related technology by combining Pfauter's extensive line of cylindrical gear production machinery with the Company's leading position in bevel gear equipment. Pfauter-Maag substantially increases the Company's sales of higher-margin cylindrical gear cutting tools and related services. In addition, the Pfauter acquisition expands the Company's customer base to include a broad range of nonautomotive customers, from small-gear machine users such as power tool and precision instrument manufacturers to producers of large gears utilized in off-highway equipment and heavy industrial applications.

     The acquisition was completed for a total consideration of $91 million, including $35 million in cash and the assumption of $56 million in bank debt. The acquisition was funded through the credit facility described below. Management estimates that the acquisition will result in costs totaling $9 million related to the rationalization of the Pfauter businesses which will be accounted for as part of the purchase price. Management believes that the Company will be able to achieve annual cost savings of a similar magnitude after the initial two years following the acquisition. In 1996, Pfauter generated sales of approximately $178 million and earnings before special charges, interest, taxes, depreciation and amortization (EBITDA) of approximately $17 million.

     Credit Facility. Effective July 31, 1997 the Company entered into a new $170 million revolving and term loan credit facility providing for multi-currency borrowings and stand-by letters of credit and bank guarantees. The revolving credit portion of the facility is $110 million and matures on July 1, 2002. The term loan portion is $60 million and requires repayment in equal quarterly installments beginning on October 1, 1999. Up to $40 million of the revolving credit facility is available for the issuance of letters of credit or bank guarantees. The credit facility is unsecured (except for pledges of 65% of the stock of certain designated foreign subsidiaries of the Company), and there are no prepayment penalties.

     The interest rate on the credit facility is LIBOR plus 35 basis points through March 31, 1998. Thereafter, the rate is based on a spread above LIBOR as determined by certain financial ratios. Facility fees are calculated on the entire facility, regardless of usage, and are 15 basis points through March 31, 1998 and adjust on the same basis as interest rates for periods which follow.

     The credit facility provides average borrowing costs which are approximately 25 basis points lower than the Company's former revolving credit facility and approximately 100 basis points lower than Pfauter's average borrowing costs on its former secured credit facilities.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

     The following Exhibits are filed as part of this report:

Exhibit
Number                  Description of Exhibit
-------                 ----------------------

  3(a)   Restated Certificate of Incorporation of the Company.
  3(b)   By-laws of the Company, as amended.
  4(a)   Gleason Corporation Preferred Stock Purchase Rights Agreement, as
         amended.
  21     List of Subsidiaries.


                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          GLEASON CORPORATION
                                               Registrant


DATE:  October 2, 1997                   By:/s/ John J. Perrotti
                                             John J. Perrotti
                                          Vice President-Finance
                                         (Chief Financial Officer)